UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☒	Soliciting Material Pursuant to Section 240.14a-12

Whitestone REIT

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Whitestone REIT Exposes New Information Revealing that Erez Nominee Bruce Schanzer Colluded with Terminated Whitestone Chairman and CEO James Mastandrea in a Failed Attempt to Acquire Whitestone

Reflects Schanzer’s pattern of lies, deception and self-dealing

Schanzer has been disingenuous and is leading a duplicitous proxy battle

HOUSTON, May 6, 2024 -- Whitestone REIT (NYSE:WSR) (“Whitestone” or the “Company”) has received new information revealing that Erez Asset Management (“Erez”) nominee Bruce Schanzer colluded in late 2023 with terminated Whitestone Chairman and CEO James Mastandrea in an attempt to acquire Whitestone.

For context, in January 2022, Whitestone Trustees David Taylor and Nandita Berry guided the Board in taking the difficult step of terminating Chairman and CEO, James Mastandrea. They have since spearheaded an effort, along with Whitestone’s new management team, to reset the Company on a new trajectory. Our reset strategy has been successful since its inception on January 18, 2022, with Whitestone REIT delivering superior total returns to shareholders under the leadership of CEO David Holeman.

This newly obtained material – an investor “pitch” presentation that Erez developed in 2023 (depicted below) – puts a clear spotlight on the ulterior motives of Mr. Schanzer, who it is revealed “has had a number of meetings with Mr. Mastandrea” and believes that Mr. Mastandrea “will be cooperative and supportive of an Erez-led effort to acquire Whitestone”. “The willingness of …Mastandrea and…Pillarstone to be constructive regarding an Erez approach” demonstrates that Erez, Mastandrea and Pillarstone are acting in concert. It also reveals a pattern of lies and deception by Mr. Schanzer, supported by a track record of conflicted, self-dealing transactions. Further, Mr. Schanzer lied in his interviews with our Nominating and Governance Committee and by extension, to our shareholders, by stating that he had no ties to Mr. Mastandrea. This directly and flagrantly contradicts Erez’s own statements in its pitch deck. We urge all shareholders to be wary and realize that Mr. Schanzer will continue his duplicitous campaign of double-talk and deception if elected to our Board.

Mr. Schanzer and Mr. Mastandrea’s collusion could also be an attempt by Mr. Mastandrea to settle the score with those who held him accountable and terminated his employment for cause: David Taylor and Nandita Berry.

We urge shareholders to protect the value of their investment and NOT to vote for Bruce Schanzer or ANY Erez nominees. Please vote the WHITE proxy card and support ALL of the Whitestone nominees.

EREZ ASSET MANAGEMENT

Introduction

Erez Asset Management's ("Erez") REIT Opportunities Fund (the "Fund") has identified a unique small-cap REIT opportunity. Specifically, Erez intends to focus on Whitestone REIT (NYSE: WSR) a ~$500mm shopping center REIT that is ripe for a sale.

- Since the successful 2022 monetization of Cedar Realty Trust, a small-cap shopping center REIT, run by the Erez management team, the REIT industry has seen two additional recent M&A transactions in the sub-$1B market-cap shopping center REIT space (Urstadt/Regency and RPT/Kimco).
- Accordingly, the roster of small-cap shopping center REITs with attractive assets has dwindled dramatically and Whitestone is primed for a strategic transaction.
- However, Whitestone has two significant impediments to an acquisition:
  - The former CEO, Jim Mastandrea is mired in a protracted and contentious litigation regarding his termination; and
  - An affiliated entity, Pillarstone, is involved in a litigation regarding its formation and furthermore has certain potentially value destructive rights in the context of a change of control
- Erez management has had a number of meetings with Mr. Mastandrea and with Dennis Chookaszian, the chairman of Pillarstone, and believes they will both be cooperative in and supportive of an Erez-led effort to acquire Whitestone.
- Most significantly, Whitestone is currently trading for less than $10 and has an estimated NAV of $16-18/share, offering significant upside and margin of safety.

EREZ ASSET MANAGEMENT

Execution Strategy: Catalyzing Appreciation/Making Offer

It is anticipated that Erez will achieve a 5% or greater position in December 2023, assuming ordinary course open market purchases beginning in October 2023. Once Erez files a 13-D it will likely need to be positioned to launch a proxy contest and/or make a whole company offer.

Erez files 13-D while completing capital raising for full-company offer

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Erez is targeting late-December 2023/early January 2024 to make the offer

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This timing lends itself well to the narrow proxy window at Whitestone

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There is a high likelihood Erez immediately assumes an assertive posture by proposing a proxy slate, while the offer is pending or in process

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It is believed that Whitestone already has advisors and will be positioned for a response. However, it is also likely that they have had discussions with potential purchasers. Therefore, the Erez 13-D, proxy slate and offer will realistically catalyze an intensification in the earlier transaction discussions.

Significantly, the Erez approach will also include either a back-channeled communication or an outright disclosure that the CEO litigation and Pillarstone matter will be resolved as part of our proposed transaction. Thus, a go-shop off our transaction would benefit from this resolution.

EREZ ASSET MANAGEMENT

Execution Strategy: Building Position

Due to the relatively modest trading volume and limited time window, while Erez would prefer to acquire a 9.9% stake, as a practical matter, a 5-6% ownership stake is most likely while 9.9% will continue to be a target pursued through block trades.

Share Price	$9.87	
Trading Costs/Share	$0.02	
Total Cost/Share	$9.89	
ADTV	297,400	
15% of ADTV	44,610	
(Basic) Shares Outstanding	49,399,079	
9.9% of SO	4,890,509	
Trading Days to 9.9%	110	
	Trading Days	Shares Purchased
October	22	981,420
November	21	936,810
December	20	892,200
Total Shares Purchased		2,810,430
Aggregate Investment		$27,795,153
Ownership Stake		5.7%

EREZ ASSET MANAGEMENT

Conclusions

Erez Asset Management has high conviction that Whitestone REIT is poised for a change of control transaction in the coming quarters.

The willingness of former CEO Mastandrea and affiliated company Pillarstone to be constructive in the context of an Erez approach is highly significant since it resolves certain hurdles to achieving a fully priced transaction

The company trades at a substantial discount to NAV, however, it is unlikely to achieve NAV in a change of control transaction due to relatively high transaction expenses. Many of the transaction expenses are uniquely associated with resolution of the Mastandrea and Pillarstone matters.

Nonethless, from the vantage point of its current trading level, there is a large margin of safety and even a transaction well below NAV would still represent a terrific result for shareholders.

Given the competitive dynamics coupled with the uniquely tight proxy window in place, there is a need to act with alacrity and decisiveness in pursuing this opportunity.

Erez is initially seeking to raise $50 million to capitalize the purchase of up to a 9.9% stake in Whitestone.

Immediately after completing this capital raise and commencing the open-market purchase process, Erez will start assembling a proxy slate and raising the balance of the capital required for an acquisition proposal.

About Whitestone REIT

Whitestone REIT (NYSE: WSR) is a community-centered real estate investment trust (REIT) that acquires, owns, operates, and develops open-air, retail centers located in some of the fastest growing markets in the country: Phoenix, Austin, Dallas-Fort Worth, Houston and San Antonio.

Our centers are convenience focused: merchandised with a mix of service-oriented tenants providing food (restaurants and grocers), self-care (health and fitness), services (financial and logistics), education and entertainment to the surrounding communities. The Company believes its strong community connections and deep tenant relationships are key to the success of its current centers and its acquisition strategy. For additional information, please visit www.whitestonereit.com.

Important Additional Information and Where to Find It

Whitestone REIT has filed a definitive proxy statement on Schedule 14A (the “2024 Proxy Statement”) and a WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for its 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”). SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE 2024 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE WHITE PROXY CARD, AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the 2024 Proxy Statement, any amendments or supplements to the 2024 Proxy Statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at https://ir.whitestonereit.com/corporate-profile/default.aspx as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants in Solicitation

Whitestone REIT, its trustees and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the 2024 Annual Meeting Information regarding the direct and indirect interests, by security holdings or otherwise, of the persons who may, under the rules of the SEC, be considered participants in the solicitation of shareholders in connection with the 2024 Annual Meeting is included in the 2024 Proxy Statement of the, which was filed with the SEC on April 4, 2024. To the extent securities holdings by the Company’s trustees and executive officers as reported in the 2024 Proxy Statement have changed, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC, which can also be found through the Company’s website (https://ir.whitestonereit.com/corporate-profile/default.aspx) in the section “Investor Relations” or through the SEC’s website. These documents are available free of charge as described above.

Investor and Media Contact:

David Mordy
Director, Investor Relations
Whitestone REIT
(713) 435-2219
ir@whitestonereit.com